Exhibit 99

MATRIX SERVICE COMPANY PROVIDES OPERATIONS UPDATE AND BUSINESS
RESPONSE TO COVID-19 PANDEMIC
TULSA, Okla., April 9, 2020 (GLOBE NEWSWIRE) -- Matrix Service Company (Nasdaq: MTRX) (“Matrix” or “the Company”), a leading contractor to energy and power markets across North America, today provided an update regarding the Company’s operations and the impacts of the COVID-19 pandemic and the reduction in crude oil demand.
“Our first priority during this unprecedented event is the health and safety of our employees,” said Matrix Service Company President and CEO John R. Hewitt. “We are proud of how our employees have stepped up to the challenge and remained focused on our business priorities while doing their part to limit the spread of COVID-19. While there is uncertainty around the duration of the impact of the pandemic, we all share the responsibility of following the recommended CDC precautions to help shorten the timeline. As such, our office workforce has effectively transitioned to a remote working environment facilitated by the strategic technology investment made by the business over the past couple of years. Further, we have implemented new processes which we believe will ensure our crews on job sites are safe, adhering to our client’s expectations, and to CDC guidelines."
"Although we have experienced some delays in project work, we are confident that our strong financial position, focus on maintaining our balance sheet strength, disciplined cash allocation, and the actions we are taking to reduce expenses, will allow Matrix to not only persevere in this environment but also emerge focused and well positioned to pursue growth opportunities.”
Operational Update
The services we provide are essential, and work on most of the Company’s projects is continuing. There have been some project delays and temporary suspensions of work, including work in our refinery turnaround and maintenance operations and as well as disruptions on a few other projects across the business. Most of these changes are the result of an abundance of COVID-19 precautions being taken by us and our clients, and to a lesser degree, the reduced crude oil demand environment. In most cases, the revenue volumes are moving out in time from a few weeks to quarters, but not going away. We are working with our clients as they consider how they will modify their capital and maintenance spending plans, which is impacting the quantity and timing of near-term new project awards and starts. With that said, we are in advanced stages of proposals and final negotiations for several significant projects principally in our Storage Solutions segment. One of these projects is an EPC LNG peak shaving terminal for which we have recently received a letter of intent as we work through final contracting details. This project is a similar facility to the Piedmont Natural Gas project we announced last year which is currently under construction. This again demonstrates our client’s confidence in us as well as our strength and project delivery capability in this essential and critical part of the small to mid-scale LNG energy market. As we move to our fiscal 2021 in July of this year, we are carefully assessing our backlog of projects, and ensuring we remain flexible as we review market opportunities available to us across our segments, adjusting our priorities and capital allocation accordingly.
Financial Condition
The Company’s longstanding strategy of maintaining a strong financial position to operate across business cycles has positioned the Company for this current economic environment which presents unprecedented business challenges. The Company entered this environment with a strong net cash position, balance sheet and substantial liquidity. Adding to this strong foundation, is the fact that we work with stable, blue-chip clients on essential projects to our nation’s energy infrastructure. Even considering this strong foundation, the Company is taking appropriate steps to preserve our financial position and we expect to achieve our goal of sustainable generation of positive cash flow from operations. In addition, the Company suspended share buybacks in early March, after purchasing an aggregate value of $7.1 million early in the third quarter. The Company is continuing its previously announced cost reduction program, which is focused on a couple of under-performing businesses. We are also expanding this effort across the entire organization to balance our expenses to a level more appropriate for future revenue volume expectations. All expenditures are being evaluated, and the Company has also eliminated all non-critical capital expenditures from the balance of the fiscal 2020 financial plan. Based on our current knowledge, we remain confident in our financial positioning, long term resilience, and ability to take advantage of the markets in which we are operating when this pandemic begins to alleviate.

Guidance
As a result of the disruption we have experienced in our end markets and uncertainty concerning the duration of the pandemic, the Company has decided to withdraw the financial guidance for fiscal year 2020.
About Matrix Service Company
Founded in 1984, Matrix Service Company (Nasdaq: MTRX) is parent to a family of companies that includes Matrix PDM Engineering, Matrix Service Inc., Matrix NAC, and Matrix Applied Technologies. Its companies design, build and maintain infrastructure critical to North America's energy and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial.
With a culture driven by its core values of safety, integrity, stewardship, positive relationships, community involvement and delivering the best, Matrix has twice been named to Forbes Top 100 Most Trustworthy Companies in America and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com.
For more information about Matrix, please contact:

Kevin S. Cavanah
Matrix Service Company
Vice President and CFO
T: 918-838-8822
Email: ir@matrixservicecompany.com

Kellie Smythe
Matrix Service Company
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

Source: Matrix Service Company

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